EXHIBIT 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS 6 PERCENT
INCREASE IN FIRST QUARTER BASIC EARNINGS PER SHARE
DURANGO, Colorado (July 8, 2008) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the first quarter of FY2009.
For the three months ended May 31, 2008, revenues declined slightly to approximately $7.1 million, compared with revenues of approximately $7.3 million in the three months ended May 31, 2008. Same-store sales at franchised retail outlets decreased 2.5 percent during the most recent quarter, while same-store pounds of confectionery products purchased from the Company’s factory by franchisees declined 14 percent when compared with the same period in FY2008.
Total retail sales for the Company’s franchised and Company-owned stores increased 2.4 percent to a first quarter record of approximately $26.6 million, compared with total retail sales of approximately $26.0 million in the corresponding period of the previous year.
Net earnings for the three months ended May 31, 2008 declined 2.6 percent to $1,004,000, compared with $1,032,000 in the three months ended May 31, 2007. Basic earnings per share increased 6.3 percent to $0.17, versus $0.16 in the first quarter of FY2009, while fully diluted earnings per share were unchanged at $0.16, compared with $0.16 in the first quarter of FY2008.
“In light of widely reported weakness in retail sales throughout the U.S. and lower foot traffic in most shopping environments where we have stores, we are pleased to report record first quarter basic earnings per share and only a slight decline in revenues, when compared with the prior-year period,” noted Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company.
“Although same-store sales at franchised retail outlets were down 2.5 percent during the first quarter, royalty and marketing fees rose 11.3 percent and franchise fees more than doubled from prior-year levels. Considering the continuing significant uncertainties surrounding the U.S. economy and retail trends in coming months, combined with lower same-store pounds purchased by franchisees, we continue to feel uncomfortable providing specific revenue and earnings guidance for Fiscal 2009 at the present time. If recent economic and consumer spending trends continue but do not deteriorate further, we are likely to report a modest decline in earnings for the current fiscal year. As previously stated, we will resume our tradition of providing more specific guidance to the investment community when macro-economic factors and product mix trends can be evaluated with greater certainty.”
“Franchisees opened eight (8) new stores during the first quarter, and approximately 7-10 new stores are currently scheduled to come on line during the second fiscal quarter. For the fiscal year ending February 28, 2009, store openings appear to be on schedule to reach our target of 35-40 units,” concluded Merryman.
During the first quarter of FY2009, franchisees opened new stores in Ann Arbor, Michigan; Burlington, Massachusetts; Houston (Memorial City), Texas; LaHabra, California; Maumee, Ohio; Reno, Nevada; Southlake, Texas and Westminster (Orchard Town Center), Colorado.

On June 13, 2008, the Company paid its 20th consecutive quarterly cash dividend, in the amount of $0.10 per share, to shareholders of record June 2, 2008.
The Company will host a conference call Tuesday, July 8, 2008 at 4:15 p.m. EDT to discuss First Quarter FY2009 results and other topics of interest. To participate in the conference call, please dial 800-860-2442 (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”. A replay of the conference call will be available one hour after completion of the call until July 15, 2008 at 5:00 pm EDT by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering conference I.D. # 421182.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of July 8, 2008, the Company and its franchisees currently operate 329 stores in 36 states, Canada and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF”.
Certain statements in the press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, inability to open the number of new stores currently anticipated to open in the Company’s second fiscal quarter, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during the first
	three months ended	Stores open as of
	May 31, 2008	May 31, 2008
United States:
Franchised Stores	8	284
Company-owned Stores	0	4
International Licensed Stores	0	41

Total	8	329

SELECTED BALANCE SHEET DATA
(in thousands)

	May 31, 2008	February 29, 2008
	(unaudited)	(audited)
Current Assets	$8,890	$8,963
Total assets	$15,979	$16,147
Current Liabilities	$3,191	$3,811
Stockholders’ Equity	$12,106	$11,655

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended May 31,		Three Months Ended May 31,
	2008	2007	2008	2007
Revenues
Factory sales	$5,072	$5,509	71.8%	75.7%
Royalty and marketing fees	1,442	1,295	20.4%	17.8%
Franchise fees	168	71	2.4%	1.0%
Retail sales	379	404	5.4%	5.5%
Total revenues	7,061	7,279	100.0%	100.0%

Costs and Expenses
Cost of sales	3,697	3,789	52.4%	52.1%
Franchise costs	320	423	4.5%	5.8%
Sales and marketing	391	359	5.5%	4.9%
General and administrative	625	644	8.9%	8.9%
Retail operating	212	247	3.0%	3.4%
Depreciation and amortization	198	192	2.8%	2.6%

Total costs and expenses	5,443	5,654	77.1%	77.7%

Income from Operations	1,618	1,625	22.9%	22.3%

Other Income (Expense)
Interest expense	(4)	—	(0.1%)	—
Interest income	8	34	0.2%	0.5%
Other, net	4	34	0.1%	0.5%

Income Before Income Taxes	1,622	1,659	23.0%	22.8%

Provision for Income Taxes	618	627	8.8%	8.6%

Net Income	1,004	1,032	14.2%	14.2%

Basic Earnings per Common Share	$0.17	$0.16
Diluted Earnings per Common Share	$0.16	$0.16

Weighted Average Common Shares Outstanding	5,982	6,381
Dilutive Effect of Stock Options	127	157
Weighted Average Common Shares Outstanding, Assuming Dilution	6,109	6,538